SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       DATE OF REPORT: September 27, 2001
              (Date of earliest event reported) September 14, 2001


                        DOBSON COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)


       OKLAHOMA                     333-23769                73-1513309
(State or other jurisdiction       (Commission              (IRS Employer
  of incorporation)                File Number)           Identification No.)

              14201 Wireless Way
            Oklahoma City, Oklahoma                       73134
(Address of principal executive offices)                (Zip Code)

                                 (405) 529-8500
              (Registrant's telephone number, including area code)

Item 5. Other Events

     On September 14, 2001, the Registrant's Board of Directors appointed Albert
H. Pharis, Jr., one of its existing directors, to fill a vacancy on its Audit Committee.

     On September 14, 2001, the Registrant's Board of Directors appointed Justin Jaschke and Albert H. Pharis, Jr., each of whom is an existing director of the Registrant, to its Compensation Committee. The remaining member of the Compensation Committee is Russell L. Dobson.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (c) Exhibits.

          99.1. Registrant's press release issued September 14, 2001.

          91.2. Registrant's press release issued September 17, 2001.

Item 9. Regulation 7D Disclosure

     On September 14, 2001, the Registrant announced that its Board of Directors authorized the expenditure of up to $80 million over the next 12 months for the possible repurchase by the Registrant of shares of its outstanding Class A common stock in open market purchases, block trades and in privately negotiated transactions.

     On September 17, 2001, the Registrant announced that it had entered into negotiations for a series of transactions which, if finalized, would result in the acquisition by Verizon Wireless of certain of the Registrant's wireless properties in Arizona, California, Georgia, Ohio and Tennessee for approximately $550 million, including $202 million for Tennessee Rural Service Area No. 4, which is beneficially owned jointly and equally by the Registrant and AT&T Wireless Services, Inc.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


September 26, 2001                  DOBSON COMMUNICATIONS CORPORATION

                                    By: RONALD L. RIPLEY
                                        Ronald L. Ripley, Vice President
                                        and Senior Corporation Counsel

                                 EXHIBIT INDEX

Exhibit
No.         Description                 Method of Filing
-------     -----------                 ----------------
99.1.       Registrant's press release  Filed herewith electronically
            issued September 14, 2001

91.2. Registrant's press release Filed herewith electronically issued September 17, 2001